Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement”), is made and entered into as of March 27, 2018 (the “Commencement Date”), by and between Novation Companies, Inc., a Maryland corporation (the “Company”), and David W. Pointer (the “Executive”).

RECITALS:

WHEREAS, the Executive is becoming an employee of the Company on the Commencement Date;

WHEREAS, the Executive and the Company desire to memorialize their relationship by entering into an employment agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Executive as follows:

1. Employment. The Company hereby agrees to employ the Executive in the position of Chief Executive Officer and the Executive, in such capacity, agrees to the terms and conditions hereinafter set forth.

(a) Performance of Duties. The Executive agrees that during the Employment Period to devote his time, energies and talents in serving as the Chief Executive Officer of the Company in the best interests of the Company, and to perform the duties assigned to him by the Board of Directors (the “Board”), faithfully, efficiently and in a professional manner. Executive agrees that he shall, not, without the written approval of the Board:

(i) Except as set forth in Schedule I attached hereto and incorporated herein, serve as or be a consultant to or employee, officer, agent or director of any Company, partnership or other entity other than the Company (other than civic, charitable, or other public service organizations); or

(ii) Except as set forth in Schedule I, have more than a ten percent (10%) ownership interest in any enterprise other than the Company if such ownership interest would reasonably be expected to have a material adverse effect upon the ability of the Executive to perform his duties hereunder.

2. Compensation. Subject to the terms and conditions of this Employment Agreement, during the Employment Period, the Executive shall be compensated by the Company for his services as follows:

(a) Base Salary. The Executive shall receive a salary of no less than $100,000 per annum (the “Base Salary”), payable in substantially equal monthly or more frequent installments and subject to normal tax withholdings.

(b) Bonus. The Executive shall be eligible to receive an annual bonus based on the Company’s performance and the Executive having achieved performance benchmarks that shall be set jointly by the Board and the Executive each year in the context of the Executive’s review. The bonus can be paid in the form of either cash or restricted stock at the discretion of the Board. Subject to the Board’s discretion and approval, the target amount for Executive Bonus is 50% of his Base Salary, with a range of between 0% and 150% of his Base Salary.

(c) Benefits. The Executive shall be a participant in eligible group medical, dental and 401(k) plans maintained by the Company on substantially the same terms and conditions as other executives of the Company.

(d) Vacation; Perquisites. The Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to employees of the Company generally, at levels commensurate with Executive’s position. The Executive shall be entitled to any other benefits and perquisites on substantially the same terms and conditions as may be awarded to the employees of the Company from time to time.

(e) Travel and Entertainment. The Executive shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Employment Agreement in accordance with the Company’s reimbursement policy and to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company. In order that the Company reimburse the Executive for such allowable expenses, the Executive shall furnish to the Company, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

3. Employment Period. The terms set forth in this Employment Agreement will commence on the Commencement Date and shall remain in effect until terminated pursuant to Section 4 below (the “Employment Period”), provided that the terms set forth in Sections 6 and 7 below shall survive. Notwithstanding this, the Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause, subject to the obligations in Sections 4 and 5.

4. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) immediately upon written notice to Executive. For purposes of this Employment Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or a crime under federal or state law which involves Executive’s fraud or dishonesty; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) fails to reasonably perform the responsibilities of his position; (D) engages in misconduct that causes material harm to the reputation of the Company or the Executive’s credibility and reputation no longer conform to the standard of the Company’s executives; or (E) materially breaches any term of this Employment Agreement or written policy of the Company, provided that for subsections (C) through (E), if the breach reasonably may be cured, Executive has been given at least thirty (30) days after Executive’s receipt of written notice of such breach from the Company to cure such breach. Whether or not such breach has been cured will be determined in the judgment of the Board.

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(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive, by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon thirty (30) days’ written notice to Executive for any other reason or for no reason at all (“Without Cause”).

(b) Termination by Executive. Notwithstanding anything contained elsewhere in this Employment Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving thirty (30) days’ written notice to the Company pursuant to Section 10 (“Voluntary Resignation”).

5. Payments Upon Termination of Employment.

(a) Termination for Cause, Death, Disability, or Voluntary Resignation. If Executive’s employment is terminated by the Company for Cause, Death or Disability or is terminated by Executive as a Voluntary Resignation, then the Company shall pay or provide to Executive the following amounts only: (i) his Base Salary accrued up to and including the date of termination or resignation, paid within thirty (30) days or at such earlier time required by applicable law; (ii) accrued, unused vacation time, paid in accordance with the Company’s written policies and applicable law; (iii) unreimbursed expenses, paid in accordance with this Employment Agreement and the Company’s written policies; and (iv) accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan (collectively, the “Accrued Obligations”).

(b) Termination Without Cause. If the Company terminates Executive’s employment Without Cause, the Company shall pay to Executive the Accrued Obligations and a severance payment equal to Executive’s Base Salary for a period of twelve (12) months, to be paid in installments in accordance with the Company’s standard payroll practices. Such payments are subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of their respective officers, directors, employees, agents, successors and assigns in a form satisfactory to the Company. All payments under this Section above shall begin to be made within sixty (60) days following termination of employment; provided, however, that to the extent required by Code Section 409A (as defined below), if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year. The payments under this Section 5(b) shall immediately cease should Executive violate any of the obligations set forth in Sections 6 and 7 below.

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(c) Termination Without Cause Following a Change in Control. If, within twelve (12) months following any Change in Control (as defined below), the Company terminates Executive’s employment without Cause, the Company shall pay to Executive the Accrued Obligations and a severance payment equal to Executive’s Base Salary for a period of eighteen (18) months, to be paid in installments in accordance with the Company’s standard payroll practices. Such payments are subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of their respective officers, directors, employees, agents, successors and assigns in a form satisfactory to the Company. All payments under this Section above shall begin to be made within sixty (60) days following termination of employment; provided, however, that to the extent required by Code Section 409A (as defined below), if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year. The payments under this Section 5(b) shall immediately cease should Executive violate any of the obligations set forth in Sections 6 and 7 below. Any payments under this Section 5(c) are in lieu of, not in addition to, payments under Section 5(b).

(d) Change in Control. For purposes of this Employment Agreement, “Change in Control” shall be deemed to have occurred if:

(i) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareowners was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

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6. Restrictive Covenants. The Executive acknowledges and agrees that (i) the Executive has a major responsibility for the operation, development and growth of the Company’s business; (ii) the Executive’s work for the Company will bring him into close contact with Confidential Information (defined below) of the Company and its clients; and (iii) the agreements and covenants contained in this Section 6 are essential to protect the legitimate business interests of the Company and that the Company will not enter into this Employment Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

(a) Confidential Information.

(i) Executive understands that during his employment, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any of its Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all policies and procedures of the Company and its Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company. Executive’s obligations under this Employment Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(ii) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

(b) Non-Competition; Non-Solicitation.

(i) During Executive’s employment with the Company or its Affiliated Entities and for twenty-four (24) months following the termination thereof for any reason (the “Restricted Period”), the Executive shall not, within the Territory (as defined below) directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the businesses conducted by the Company or any of its Affiliated Entities; provided, that the Executive’s ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph.

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(ii) Throughout the Restricted Period, the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve (12) months, a Customer (as defined below) of the Company or any of its Affiliated Entities.

(iii) Throughout the Restricted Period, the Executive shall not, directly or indirectly, employ, solicit, for employment, or otherwise contract for or hire, the services of any individual who is then an employee of or consultant to the Company or any of its Affiliated Entities or who was an employee of the Company or any of its Affiliated Entities during the twelve (12) month period preceding the termination of his employment.

(iv) Throughout the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, consultant, representative, officer, or director of the Company or any of its Affiliated Entities to cease their relationship with the Company or any of its Affiliated Entities for any reason.

(v) For purposes of this Employment Agreement, the term “Territory” shall mean throughout the area comprising the Company’s or any of its Affiliated Entities, as applicable, market for its services and products within which area Executive was materially concerned during the twelve (12) month period prior to the termination of Executive’s employment.

(vi) For purposes of this Employment Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit, public, privately held, or owned by the United States government that is a business entity or individual with whom the Company or any of its Affiliated Entities has done business or with whom Executive has actively negotiated with during the twelve (12) month period preceding the termination of Executive’s employment.

(vii) Executive and the Company agrees that in the event a court determines the length of time, territory or activities prohibited under this Employment Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

7. Representations, Warranties and Covenants of the Executive.

(a) No Restrictive Covenants. Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Employment Agreement and fully carry out his duties and responsibilities hereunder. Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

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(b)                 Adherence to Code of Ethics and Insider Trading Policy. The Executive represents and warrants that he has received a copy of the Company’s Code of Ethics and its Insider Trading Policy. The Executive covenants and agrees to adhere to both the Code of Ethics and the Insider Trading Policy as may be amended from time to time. The Executive acknowledges that a material violation of either the Code of Ethics or the Insider Trading Policy would constitute a material breach of this Employment Agreement.

(c)                    Assignment of Intellectual Property.

(i) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities, or (ii) results in any way from his work at the Company.

(ii) In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

(iii) Executive agrees to reasonably cooperate with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, acting reasonably, may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph, all to the exclusion of Executive’s Creations.

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8. Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants contained in Sections 6 or 7, and agrees that the Company shall be entitled to an injunction restraining the Executive from any actual or threatened breach of the covenants contained in Sections 6 or 7, or to any other appropriate equitable remedy without bond or other security being required. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages that the parties may seek in arbitration.

9. Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Employment Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Any waiver must be in writing

10. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	to the Executive addressed as follows:

David W. Pointer

PO Box 402

Newman Lake, WA 99025

(b)	to the Company addressed as follows:

Attention: Carolyn Campbell, CFO

500 Grand Boulevard, #201B

Kansas City, MO 64106

with copies to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Adam W. Finerman, Esq.

11. Amendment. This Employment Agreement may not be amended orally in any manner or in writing without the written consent of the Company and the Executive. No provision of this Employment Agreement may be waived, delayed, modified, terminated or otherwise impaired without the prior written consent of the Company and the Executive.

12. Entire Agreement. This Employment Agreement embodies the entire agreement and understanding of the parties hereto in respect of the Executive’s employment with the Company contemplated by this Employment Agreement and supersedes all prior agreements, arrangements and understandings, oral or written, express or implied, between the parties with respect to such employment. Sections 6 and 7 of this Employment Agreement shall survive the termination of this Employment Agreement.

13. Applicable Law. The provisions of this Employment Agreement shall be construed in accordance with the internal laws of the State of Maryland.

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14. Assignment; Successors and Assigns, etc. This Employment Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Employment Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Employment Agreement without Executive’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.

15. Enforceability. If any portion or provision of this Employment Agreement (including, without limitation, any portion or provision of any section of this Employment Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Employment Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Employment Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Counterparts. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

17. Arbitration. All disputes and disagreements arising from, relating to, or otherwise connected with this Employment Agreement, the breach of this Employment Agreement, the enforcement, interpretation or validity of this Employment Agreement, or the employment relationship (including any wage claim, claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination or retaliation, sexual harassment, civil rights, age, or disability) that the Company may have against you or that you may have against the Company, including the determination of the scope or applicability of this Employment Agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures applicable at the time the arbitration is commenced. A copy of the current version of the JAMS Rules will be made available to you upon request. The Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration/. Arbitration shall take place in Baltimore, Maryland and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of the JAMS. The decision of the arbitrator shall be final and binding on the parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration (including any arbitrator fees) shall be borne equally by the Executive and the Company. Each of the parties shall bear the fees and expenses of its own legal counsel.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Employment Agreement as of the date first above written.

/s/ David W. Pointer
David W. Pointer

Novation Companies, Inc.

By:	/s/ Carolyn Campbell
	Name:	Carolyn Campbell
	Title:	Chief Financial Officer

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SCHEDULE I

David W. Pointer currently serves on the following boards of for profit corporations:

CompuMed, Inc.

Solitron Devices, Inc.

David W. Pointer acts as Managing Partner for VI Capital Fund, LP which owns in excess of 25% of CompuMed, Inc.